Exhibit 23.2

Consent of Independent Engineers

We refer to our report auditing estimates of the conventional natural gas, natural gas liquids and oil reserves attributable to Husky Energy Inc. (the “Company”) as of December 31, 2020 (the “Report”).

We hereby consent to the use and reference to our name and the Report described or incorporated by reference in the Company’s Annual Report on Form 40-F for the year ended December 31, 2020 filed with the U.S. Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.

Sincerely,

Sproule Associates Limited

/s/ Cameron P. Six, P. Eng.
Cameron P. Six, P.Eng.
Sr. Petroleum Engineer

Feb. 9, 2021
Calgary, Alberta, Canada